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                                                                 EXHIBIT 10.12


                         LIBERTY GROUP PUBLISHING, INC.
                            EXECUTIVE DEFERRAL PLAN

     This plan document is adopted and executed as of November 1, 1998 by LIBERTY GROUP PUBLISHING, INC.


                                  WITNESSETH:

     WHEREAS, Liberty Group Publishing, Inc. has established this Plan to provide certain Key Executive Employees selected by the Administration Committee with the means for deferring certain compensation for services to be rendered by the Key Executive Employees from this date forward until the Key Executive Employees' retirement or prior termination of employment; and

     WHEREAS, the adoption and execution of this Plan has been approved by the Board.


     ARTICLE 1. CERTAIN DEFINITIONS

     For purposes of this Plan, the following definitions shall have the meanings indicated, unless the context clearly indicates otherwise:

     1.1 Administration Committee: The individuals designated by the Board to oversee and administer the Plan.

     1.2 Agreement and Notice of Election: The agreement, in the form attached hereto as Exhibit A and by this reference incorporated herein, submitted by a Participant prior to the beginning of the Deferral Period, whereby a Participant agrees to participate in the Plan, specifies the portion of the Participant's Compensation to be deferred and designates his Designated Beneficiary.

     1.3 Board:  The Board of Directors of Corporation.

     1.4 Compensation: Total salary of the Key Executive Employee paid or accrued by the Corporation during the calendar year and considered to be "wages" for purposes of federal income tax withholding, before reduction for amounts deferred to this Plan, salary reduction contributions under Sections 401(k) and 125 of the Internal Revenue Code or any other deferral arrangements. Compensation does not include expense reimbursements, any form of non-cash Compensation or benefits, group life insurance, premiums, or any other payment or benefits other than normal Compensation.

     1.5 Corporation: Liberty Group Publishing, Inc., a Delaware corporation, its parent, subsidiaries and affiliates.

     1.6 Deferral Period. The calendar year period, or portion thereof, over which the Participant has elected to defer Compensation hereunder. Each calendar year shall be a separate



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Deferral Period.

     1.7 Designated Beneficiary: The individual, trustee, entity, or other personal representative designated by the Participant to receive benefits under this Plan in the event of Participant's death.

     1.8 Effective Date:  November 1, 1998.

     1.9 Investment Fund: The portfolio or investment funds selected by the Administration Committee, and designated by the Participant, to be used as an index in calculating the Rate of Return.

     1.10 Key Executive Employee: A person who serves as a managerial employee or officer of Corporation.

     1.11 Participant: A Key Executive Employee recommended and approved by the Board to participate in this Plan.

     1.12 Plan:  The Liberty Group Publishing, Inc. Executive Deferral Plan.

     1.13 Rate of Return: The amount credited to a Participant's Retirement Account based upon the net performance of the Investment Funds designated by the Participant as if the Retirement Accounts were actually invested in the Investment Funds.

     1.14 Retirement Account: The bookkeeping account as maintained by the Corporation with respect to any deferral of Compensation pursuant to this Plan, including any additions thereto. A Participant's Retirement Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan.


     ARTICLE 2. ADMINISTRATION

     2.1 The Plan shall be administered by the Administration Committee as designated by the Board. The Administration Committee will adopt such uniform and nondiscriminatory regulations as it shall deem necessary or appropriate for the administration of this Plan. The Administration Committee shall have the full power, authority and discretion to adopt, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide and resolve all questions and issues interpreting the terms and conditions of this Plan which may arise hereunder. The Administration Committee may delegate one or more of its duties or responsibilities to other individuals.

     2.2 The decision or action of the Administration Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan



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and the rules and regulations promulgated hereunder shall be final, binding and conclusive upon all persons having an interest in the Plan.

     2.3 The Administration Committee shall compute the benefits payable, as provided in this Plan, to Participants or their Designated Beneficiaries under this Plan.

     2.4 The Administration Committee shall keep a record of all proceedings and shall maintain or cause to be maintained all books of accounts, records or other data as may be necessary or advisable in the Administration Committee's judgment for the proper administration of the Plan.

     2.5 Each Participant who is to receive a benefit pursuant to this Plan, shall designate in a written form presented by the Administration Committee a beneficiary to receive benefits pursuant to Article 8 in the event of the Participant's death and shall file the same with the Administration Committee. The designation may be changed by filing a revised form with the Administration Committee without the consent of a Designated Beneficiary. The most recent designation received by the Administration Committee shall govern. In the event the Participant shall fail to select a Designated Beneficiary prior to his death, benefits shall be paid to the Participant's surviving spouse, if alive; otherwise to the personal representative of the Participant's estate for distribution in accordance with applicable law.

     2.6 Each Participant and Designated Beneficiary shall submit to Corporation, on a form provided by it, his current mailing address. It shall be the duty of each Participant and Designated Beneficiary to notify Corporation of any change of address. In the absence of such notice, Corporation may rely upon the last known address of the Participant and Designated Beneficiary.

     2.7 A Participant must provide to the Administration Committee all information requested in connection with the administration of any part of this Plan.


     ARTICLE 3. CLAIMS PROCEDURE

     3.1 Any person claiming a benefit, requesting information, an interpretation or ruling under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Administration Committee, setting forth such claim. The request must be addressed to the President of the Corporation at its then principal place of business.

     3.2 Upon receipt of a claim, the Administration Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Administration Committee may, however, extend the reply period for an additional ninety (90) days for a reasonable cause. If the Claim is denied in whole or in part, the Administration Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:




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     (1) The specific reason or reasons for such denial;

     (2) The specific reference to pertinent provisions of this Plan on which such denial is based;

     (3) A Description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

     (4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

     (5) The time limits for requesting a review under Article 3.3 and for review under Article 3.4.

     3.3 Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation review the determination of the Administration Committee. Such request must be addressed to the Secretary of the Corporation, at its then principal place of business. The Claimant or this duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administration Committee. If the Claimant does not request a review of the Administration Committee's determination by the Secretary of the Corporation within such sixty
(60) day period, he shall be barred and estopped from challenging the Administration Committee's determination. All decisions on review shall be final and bind all parties concerned.

     3.4 Within sixty (60) days after the Secretary's receipt of a request for review, he will review the Administration Committee's determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later then one hundred twenty
(120) days after receipt of the request for review.


     ARTICLE 4. ELIGIBILITY FOR PARTICIPATION IN THE PLAN

     4.1 Eligibility to participate shall be limited to those Key Executive Employees selected by the Administration Committee. The Administration Committee may provide that a Key Executive Employee becomes a Participant in the Plan effective as of any date and such Key Executive Employee shall become a Participant as of such date.

     4.2 Each Participant shall complete and execute an Agreement, in the form attached



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hereto, upon becoming a Participant or at such other time as the Administration
Committee may require.



     ARTICLE 5.  BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE
                 ASSETS

     5.1 This Plan is intended to be unfunded for tax purposes and is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Section 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The payments to the Participant, his Designated Beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Corporation. No person shall have nor acquire any interest in such assets by virtue of the provisions of this Plan. The Corporation's obligation under this Plan shall be an unfunded and unsecured promise to pay. To the extent that the Participant or any other person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

     5.2 In the event that, in its discretion, the Corporation establishes a trust under this Plan to hold assets to assist the Corporation to meet its obligations in whole, or in part, hereunder, neither the Participant, his Designated Beneficiary, any other beneficiary nor any other person shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. Any trust created under this Plan and any assets held by such trust will be held for the payment of the Corporation's general creditors in the event of insolvency or bankruptcy.


     ARTICLE 6.    DEFERRED COMPENSATION

     6.1 A Key Executive Employee who has been designated to participate in this Plan with respect to any Deferral Period may elect and shall be entitled to defer any whole percentage or specified dollar amount of the Compensation that the Participant would otherwise be entitled to receive during such Deferral Period (the "Maximum Annual Deferral Sum") by submitting an Agreement and Notice of Election to the Administration Committee by December 31 of the calendar year immediately preceding the Deferral Period. In the event that a Participant first becomes eligible to defer Compensation during a calendar year, an Agreement must be submitted to the Administration Committee no later than thirty (30) days following notification to the Participant of eligibility to defer, and such Agreement and Notice of Election shall be effective only with regard to Compensation earned or payable following the submission of the Agreement and Notice of Election to the Administration Committee. All amounts deferred hereunder shall be credited to



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the Participant's Retirement Account established hereunder as soon as practicable after such amounts have been deferred.

     6.2 The Participant's Agreement and Notice of Election for a specific Deferral Period shall continue in effect, pursuant to the terms of the Agreement and Notice of Election for the Deferral Period. A new Agreement and Notice of Election must be filed with the Corporation no later than December 31 of the year prior to the calendar year to be effective on the first day of the calendar year following the filing thereof. Any such new Agreement and Notice of Election filed after such date shall be void and of no force or effect.

     6.3 A Participant's election to defer Compensation hereunder shall be irrevocable for the Deferral Period; provided, however, that the Participant may be granted the right to suspend or reduce the deferrals hereunder upon a finding that a Participant has suffered a hardship due to an unforeseeable emergency as set forth in Section 9 hereof. Any suspension or reduction in the Participant's Agreement and Notice of Election shall be effective commencing with the first day of the payroll period designated therein, and shall apply only with respect to the Participant's Compensation attributable to services not yet performed. A Participant may only reelect to defer Compensation following a suspension or reduction under Article 9 in accordance with the terms thereof.

     6.4 Each Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and the Rate of Return credited thereto.

     6.5 The Administration Committee may change the Maximum Annual Deferral Sum or establish minimum amounts which may be deferred from time to time by giving written notice to all Participants. No such change may affect a Notice of Election made prior to the Administration Committee's action.


     ARTICLE 7.   INVESTMENT OF RETIREMENT ACCOUNTS

     Each Participant's Retirement Account will be credited from time to time with the Rate of Return which shall be based upon the Investment Funds designated by the Participant. Selection of Investment Funds and changes in the designation of the deemed investment of Retirement Accounts in any Investment Funds shall be subject to rules and regulations promulgated by the Administration Committee from time to time. Notwithstanding the foregoing, the Corporation (or any trust created hereunder) shall be under no obligation to acquire any assets pursuant to a Participant's designation of Investment Funds, but such Participant's Retirement Account shall be valued as if the Retirement Accounts were invested as so directed.



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     ARTICLE 8.   BENEFITS UPON TERMINATION OF EMPLOYMENT

     8.1 Unless as provided below, a Participant's Retirement Account may not be distributed to the Participant prior to termination of the Participant's employment:

          (a) A Participant may elect in an Agreement and Notice of Election to withdraw all or any portion of the amount such Participant's Retirement Account by that Agreement and Notice of Election as of a date specified therein. Such date shall not be sooner than five (5) years after the date the Deferral Period commences. Such election shall be made at the time the Agreement and Notice of Election is made.

          (b) Any early distribution pursuant to Section 8.1(a) shall be payable pursuant to the Participant's election set forth in the Agreement and Notice of Election, in a form allowed under Section 8.3.

     8.2 Upon a Participant's termination of employment with the Corporation for any reason, the Corporation shall pay the Participant or, in the case of death, the Participant's Designated Beneficiary, benefits equal to the balance in the Participant's Retirement Account valued as of the last day of the month immediately preceding the date of the Participant's termination, in the form as set forth in Section 8.4 or Section 8.6, as the case may be.

     8.3 (a) Subject to Section 8.3(b), benefits shall be paid in the form selected by the Participant at the time specified in the Agreement and Notice of Election. The forms of benefit payments shall be as follows:

              (i) A lump sum payment.

              (ii) Equal annual installments of the Retirement Account valued as set forth above, amortized over a period of five (5), ten (10), or fifteen (15) years.

         (b) Notwithstanding Section 8.3(a), if a Participant's Retirement Account is less than ten thousand dollars ($10,000) on the date of termination, the benefit shall be paid in a lump sum.

     8.4 Benefits that are payable upon termination of employment shall commence as elected by the Participant. Commencement options are as follows:

         (a) Payments to commence as soon as practical after termination but in no case more than sixty (60) days after termination.

         (b) Payments to commence as soon as practical in the calendar year following termination but in no case more than ninety (90) days after the beginning of the calendar



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      year.

           (c) Payments to commence as soon as practical in the calendar year following the later of the Participant's termination or at attainment of an age selected by the Participant which shall not exceed age sixty-five
      (65). If a Participant has selected this option and has a Retirement Account balance less than ten thousand dollars ($10,000) at termination, the benefit shall commence as if the Participant had selected 8.4(b) above.

     8.5 A Participant may elect to change the form of benefit payment (see
Section 8.3) or the timing of benefit commencement (see Section 8.4); provided however, that the Participant has made and filed with the Administrative Committee an appropriate form designated by the Administrative Committee prior to twenty four (24) months before termination of the Participant's employment.

     8.6 Notwithstanding anything contained herein to the contrary, upon the death of a Participant, the Corporation shall pay to the Participant's Designated Beneficiary an amount equal to the remaining unpaid balance of the Participant's Retirement Account in a lump sum.

     8.7 To the extent required by the law in effect at the time payments are made, the Corporation shall withhold from the payments made hereunder any taxes required to be withheld by the federal or any state or local government.

     8.8 The Administration Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Designated Beneficiary to whom payment is due. In the absence of such a legal representative, the Administration Committee may, in it sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Administration Committee of incompetency, minority, or incapacity. Such distribution shall completely discharge the Administrative Committee from all liability with respect to such benefit.






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      ARTICLE 9.  HARDSHIP BENEFIT

     In the event the Participant suffers an "unforeseeable emergency" (as hereinafter defined), the Corporation may, if it deems advisable in its sole and absolute discretion, distribute to or utilize on behalf of the Participant as a hardship benefit (the "Hardship Benefit") any vested portion of the Participant's Retirement Account up to, but not in excess of, the vested portion of the Participant's Retirement Account to which the Participant would have been entitled as of the date a Hardship Benefit is distributed or utilized. Any Hardship Benefit shall be distributed or utilized at such times as the Corporation shall determine, and the Participant's Retirement Account shall be reduced by the amount so distributed and/or utilized. "Unforeseeable emergency" shall mean the severe financial hardship to the Participant resulting from the sudden and unexpected illness or accident of the Participant or of a dependent (as deferred in Section 152(a) of the Internal Revenue Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship may be relieved:

            (a) Through reimbursement or compensation by insurance or otherwise,

            (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

            (c)  by cessation of deferrals under the Plan.

A Hardship Benefit shall be limited to the amount necessary to meet such unforeseeable emergency. If payment is made due to an unforeseeable emergency, the Participant's salary deferrals under this Plan shall cease for a twelve
(12) month period. Any resumption of the Participant's salary deferrals after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article 6 hereof.


     ARTICLE 10.  MISCELLANEOUS PROVISIONS

     10.1 Corporation reserves the right to amend or terminate this Plan by resolution adopted by its Board; however, any amendment or termination permitted under this Article 10.1 shall not reduce or cancel any benefits, which has become vested at that point of time, or the manner of payment of such benefits payable to a Participant or his Designated Beneficiary.

     10.2 Construction of this Plan shall be governed by the laws of the State of Illinois, except as preempted by federal law.

     10.3 Nothing in this Plan, or any amendment thereto, shall give a Participant, Designated Beneficiary, employee or other person a right unless it is specifically provided or is accorded by



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Corporation pursuant to this Plan.  Nothing in this Plan or any amendment thereto shall be construed as giving a Participant the right to remain in the employment of Corporation and all persons shall remain subject to discharge at any time to the same extent as if this Plan had not been adopted.

     10.4 This Plan does not create a trust in favor of a Participant, his Designated Beneficiary or any other persons claiming in his behalf, and the obligation of Corporation is solely a contractual obligation to make the payments due hereunder.

     10.5 The Corporation may, in its sole discretion, permit the Participant to take a leave of absence for a period not to exceed one (1) year. During this time the Participant will be considered to be in the continuous employ of the Corporation for purposes of this Plan.

     10.6 The interests of Participants and their Designated Beneficiaries are not subject to claims, indebtedness, attachment, execution, garnishment or other legal or equitable process, and such interests may not be voluntarily or involuntarily sold, transferred or assigned. Notwithstanding this Article 10.6, Corporation may apply any distribution pursuant to this Plan to satisfy, in whole or in part, any amounts due from Participant to Corporation.

     10.7 The Corporation at any time may transfer the assets of this Plan to a trust created by the Corporation on behalf of its Key Executive Employees.

     10.8 The terms of this Plan shall be binding upon the heirs, executors, administrators, successors and assigns of all parties in interest.

     10.9 Terms in the masculine shall be deemed to include the feminine, and terms in the singular shall be deemed to include the plural and vice versa, wherever the context so admits or requires.

     IN WITNESS WHEREOF, Liberty Group Publishing, Inc. has caused this Plan to be executed and attested by its officer thereto duly authorized as of the day and year first above written.

                              Liberty Group Publishing


                              By:_____________________________________
                                   President





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